Exhibit 3.176
ARTICLES OF INCORPORATION
OF
VOCA CORPORATION OF OHIO
     The undersigned, desiring to form a corporation for profit under the Ohio General Corporation Law, does hereby certify:
     FIRST: The name of the corporation shall be VOCA CORPORATION OF OHIO.
     SECOND: The place in the State of Ohio where the principal office of the corporation is to be located is Columbus, Franklin County, Ohio.
     THIRD: The purpose or purposes for which the corporation is formed are to engage in any lawful act or activity for which a corporation may be formed under Sections 1701.01 to 1701.98, inclusive of the Ohio Revised Code.
     FOURTH: The Corporation shall be authorized to issue Seven Hundred Fifty (750) shares of common stock with no par value.
     FIFTH: The Corporation by its directors, may purchase or redeem shares of any class of stock issued by it at such price and upon such terms as may be agreed upon between the directors and the selling shareholder or shareholders.
     SIXTH: A director of the Corporation shall not be disqualified by his office from dealing or contracting with the Corporation either as a seller,. purchaser or otherwise, nor shall any contract or transaction be void or voidable with respect to the Corporation for the reason that it is between the Corporation and one or more of its directors or officers or between the Corporation and any other person in which one or more of its directors or any officers are directors, trustees, or officers, or have a financial or personal interest, or for the reason that one or more interested directors or officers participate in or vote at the meeting of the directors or a committee thereof which authorizes such contract or transaction, if in any such case: (a) the material facts as to his or their relationship or interests and as to the contract or transaction are disclosed or are known to the directors or the committee and the directors or committee, in good faith reasonably justified by such facts, authorize the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum, or (b) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholder entitled to vote thereon and the contract or transaction is specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of shares entitled them to exercise a majority of the voting power of the Corporation held by persons not interested in the contract or transaction; or (c) the contract or transaction is fair as to the corporation as of the time it is authorized or approved by the directors, a committee thereof, or the shareholders. Common or interested directors may he counted in determining the presence of a quorum at a meeting of the directors, or a committee thereof which authorizes the contract or transaction.
     SEVENTH: Each person who at any time is or shall have been a director, officer, employee or agent of the Corporation or is or shall have been serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and his or her heirs, executors and administrators, shall be indemnified by the corporation in accordance with and to the full extent permitted by the Ohio Corporation Act [Revised Code Section 1701.13(E)] as in effect at the time of the filing of these articles, or as amended from time to time thereafter. The foregoing right of indemnification shall not be deemed exclusive of other rights to which any director, trustee, officer, employee, agent or other person may be entitled in any capacity as a matter of law or under any regulation, agreement, vote of shareholders or directors, or otherwise. If authorized by the Board of

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Directors, the Corporation may purchase and maintain insurance against liability on behalf of any such person to the full extent permitted by law in effect at the time of the filing of these Articles or as changed from time to time.
     IN WITNESS WHEREOF, the undersigned has hereunto subscribed its name this 28th day of February, 1989.

VOCA CORPORATION OF OHIO

/s/

By:	Vincent D. Pettinelli

INCORPORATOR

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CERTIFICATE OF AMENDMENT
TO ARTICLES OF INCORPORATION OF
VOCA CORPORATION OF OHIO
     Vincent D. Pettinelli, President, and Anne M. Sturtz, Secretary, of VOCA Corporation of Ohio, an Ohio corporation. with its principle office located at 5555 Parkcenter Circle, Suite 203. Dublin, Ohio 43017-3586, do hereby certify that pursuant to Ohio Revised Code Section 1701.01, an instrument in writing signed by the holder of all of the shares of the corporation entitling them to vote on the proposal to amend the Articles of incorporation, as contained in the following resolution, was duly executed by all of such shareholders pursuant to the authority of Ohio Revised Code Section 1701.54, as of December ___, 1992, and that, pursuant to which, by affirmative vote of the holders of shares entitling their to exercise all of the voting power of the corporation on such proposal, the following resolutions were adopted to amend the Articles:
     RESOLVED, that Article SECOND be deleted in its entirety and the following replaced therefor:
     SECOND: The place in the State of Ohio where the principal office of the corporation is to be located is Dublin, Franklin County, Ohio.
     RESOLVED FURTHER, that Article SEVENTH be amended in its entirety to read as follows:
     SEVENTH: Indemnification and Limitation of Liability:
     Section 1. In case any person was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee. officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, the Corporation shall indemnify such person against expenses, including attorneys’ fees, judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to he in or not opposed to he best interests of the Corporation, and with respect to any matter the subject of a criminal, action, suit, or proceeding, he had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding or Judgment, order, settlement, or conviction, or upon a plea of nolo contendere, or its equivalent, shall not, itself, create a resumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and with respect to any matter the subject of criminal action, suit or proceeding that he had reasonably cause to believe that his conduct was unlawful.
     Section 2.                     any person was or is a party, or is threatened to be made a                                         Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, the Corporation shall indemnify such person against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnifications shall be made in respect of any of the following: (i) any claim, issue, or matter us to which such person is adjudged to be liable for misconduct in the performance of his duty to the Corporation unless and only to the extent that the court of common pleas, or the court in which such action or suit was brought, determines upon application that, despite the adjudication of liability; but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper; or (ii) any action or suit in which he only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code.
     Section 3. To the extent that a director, trustee, officer; employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 1 and 2 of this Article SEVENTH, or in defense of any claim, issue, of matter therein, the Corporation shall indemnify him against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.
     Section 4. Any indemnification under Sections 1 and 2 of this Article SEVENTH, unless ordered by a court, shall be made by the. Corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2 of this Article SEVENTH. Such determination shall be made as follows: (i) by a majority vote of a quorum consisting of directors of the Corporation who were not and are not parties to or threatened with any such action, suit, or proceeding, (ii) if the quorum described in clause (i) of this Section 4 is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it any attorney, who has been retained by or who has performed services for the Corporation, or any person to be indemnified within the past five (5) years, (iii) by the shareholders, or (iv) by the court of common pleas or the court in which such action, suit, or proceeding was brought. Any determination made by the disinterested directors under clause (i) of this Section 4 or by independent legal counsel under clause (ii) of this Section 4 shall be promptly communicated to the person who threatened or brought the action or suit, by or in the right of the Corporation referred to in Section 2 of this Article SEVENTH, and within ten (10) days after the receipt of such notification, such person shall have the right to petition the court of common pleas of the court in which such action or suit was brought to review the reasonableness of such determination.
     Section 5. (a) Unless the only liability asserted against a director in an action, suit or proceeding referred to in Sections 1 and 2 of this Article SEVENTH is pursuant to Section 1701.9; of the Ohio Revised Code, expenses, including attorneys’ fees, incurred by a director in defending the action. suit, or proceeding, shall be paid by the Corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following: (A) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation; and (B) reasonably cooperate with the Corporation, concerning the action, suit or proceeding.
     (b) Expenses, including attorneys’ fees, incurred by a director, trustee, officer, employee or agent in defending any action, suit or proceeding referred to in Sections 1 and 2 of this Article SEVENTH may be paid by the Corporation as they arc incurred in advance of the final disposition of the action, suit or proceeding as authorized by the directors in the specific Case, upon the receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount, if it ultimately is determined that he is not entitled to he indemnified by the Corporation.
     Section 6. Expenses, including attorneys’ fees, amounts paid in settlement, and (except in the case of an action by or in the right of the Corporation) judgments, decrees, fines and penalties, incurred in connection with any potential, threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by any person by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or profit, partnership, joint venture, trust or other enterprise, may be paid or reimbursed by the Corporation, as authorized by the Board of Directors upon a determination that such payment or reimbursement is in the best interests of the Corporation; provided, however, that, unless alt directors are interested, the interested directors shall not participate and a quorum shall he one-third of the disinterested directors.
     Section 7. The indemnification authorized by this Article SEVENTH shall not be exclusive of, and shall be in addition to, any other rights granted to these seeking indemnification under the Articles of Incorporation or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. and shall continue as to a person who has ceased to be a director, trustee officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.
     Section 8. The Corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance or behalf of or for any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director,                     , officer, employee or agent of ___ corporation, domestic or foreign.                                                                                   partnership, joint venture                      or other enterprise against any liability asserted against him and incurred by hint in any such capacity, or arising out of his status as such, whether or not the Corporation would have indemnified him against such liability under this Article SEVENTH. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.
     Section 9. The authority of the Corporation to indemnify persons pursuant to Sections 1 and 2 of this Article SEVENTH does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to Sections 5, 6, 7 and 8 of this Article SEVENTH. Sections 1 and 2 of this Article SEVENTH do not create any obligation to repay or return payments made by the Corporation pursuant to Sections 5, 6, 7 and 8 of this Article SEVENTH.
     Section 10. (a) No person shall be found to have violated his duties to the Corporation as director of the Corporation in any action brought against such director (including actions involving or affecting any of the following: (i) a change or potential change in control of the Corporation; (ii) a termination or potential termination of his service to the Corporation as a director; or (iii) his service in any other position or relationship with the Corporation), unless it is proved by clear and convincing evidence that the director has not acted: (i) in good faith; (ii) in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; or (iii) with the care that an ordinarily prudent person in a like position would use under similar circumstances. Notwithstanding he foregoing, nothing contained in this paragraph (a) limits the relief available under Section 1701.60 of the Ohio Revised Code.
     (b) In performing his duties, a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by: (i) one or more directors, officers, or employees of the Corporation whom the director reasonably believes are reliable and competent in the matters prepared or presented; (ii) legal counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person’s professional or expert competence; or (iii) a committee of the directors upon which he does not serve, duly established in accordance with the provisions of the Corporation’s Regulations, as to matters within its designated authority. which committee the director reasonably believes to merit confidence.
     (c) A director in determining what he reasonably believes to be in the best interests of the Corporation shall consider the interests of tine Corporation’s shareholders and, in his discretion, may consider (i) the interests of the Corporation’s employees, suppliers, creditors and customers; (ii) the economy of state and nation; (iii) community and societal considerations; and (iv) the long-term as well as short-term interests of the Corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the Corporation.
     (d) A director shall be liable in damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence in a

Court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interest of the Corporation. Notwithstanding the foregoing, nothing contained in this paragraph (d) affects the liability of directors under Section 1701.95 of the Ohio Revised Code or limits relief available under Section 1701.00 of the Ohio Revised Code.
     Section 11. As used in Article SEVENTH, references to the Corporation include all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such a constituent corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, shall include the feminine gender.
     FURTHER RESOLVED, that Article EIGHTH be added in the Amended Articles of Incorporation to read as follows:
     EIGHTH: There shall be no cumulative voting rights with respect to shares of the Corporation’s common Stock, with no par value per share.
     IN WITNESS WHEREOF, Vincent D. Pettinelli, President, and Anne M. Sturtz, Secretary, of VOCA Corporation of Ohio acting on behalf of the corporation, have hereunto subscribed their names as of the ___ day of December, 1992.

VOCA CORPORATION OF OHIO

By	/s/ Vincent D. Pettinelli

Vincent D. Pettinelli, President

By	/s/ Anne M. Sturtz

Anne M. Sturtz, Secretary